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EXHIBIT 1A-6

MATERIAL CONTRACTS

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WILEY AREA DEVELOPMENT LLC

D/B/A TASTY EQUITY

2019 EQUITY INCENTIVE PLAN

Wiley Area Development LLC d/b/a Tasty Equity, a Ohio limited liability company, has adopted this Equity Incentive Plan, effective as of May 25, 2019, for the benefit of its consultants on the terms and conditions provided in this Plan.

1.Definitions. As used in this Plan, the following capitalized terms have the meanings set forth below:

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means any right granted under this Plan, including a Non- qualified Unit Option, a Unit Appreciation Right, a Restricted Award, a Performance Unit Award, or any Other Equity-Based Award.

“Award Agreement” means a written agreement, certificate, or other document or instrument evidencing the terms and conditions of an individual Award granted under this Plan, which may, in the discretion of the Company, be transmitted electronically to any Participant, and each of which will be subject to the terms and conditions of this Plan.

“Beneficial Owner” has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular person, the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only after the passage of time.

“Board” means the Board of Managers of the Company, as constituted from time to time.

“Cause” means, unless the applicable Award Agreement provides otherwise:

With respect to a Consultant: (a) if there is a service agreement between the Participant and the Company or an Affiliate and the agreement contains a definition of “Cause,” the definition contained in that agreement; or (b) if no such agreement exists or, if the agreement does not define Cause:

(i)the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony under federal law or the law of the state in which the action occurred;

(ii)the Participant’s disloyalty or dishonesty in the course of fulfilling his, her or its duties to the Company or any Affiliate;

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(iii)the Participant’s disclosure of Company or Affiliate trade secrets or breach of any confidentiality agreement between the Participant and the Company or any Affiliate, any agreement containing any non-disclosure obligations between the Company or any Affiliate and any third party, or any similar agreement;

(iv)willful and deliberate failure of the Participant to perform duties in any material respect;

(v)the Participant’s commission of an act of theft, fraud, or embezzlement against the Company or any of the Company’s Affiliates, customers, suppliers, vendors, partners, licensors, or licensees;

(vi)the Participant’s gross negligence in the performance of her, his or its duties;

(vii)the Participant’s breach of a fiduciary duty of loyalty owed to the Company or any Affiliate by knowingly engaging (without disclosure to and approval of the Board) in any act that constitutes the receipt of an improper personal benefit, the usurpation of a business opportunity of the Company or any Affiliate, or a transaction with the Company or any Affiliate in which the Participant has a conflict of interest with the Company or the Affiliate; or

(viii)any other events as may be determined in good faith by the Board.

The Board has the sole discretion to determine whether Cause exists and all matters and questions relating to whether a Participant has been discharged for Cause, and the Board’s determination will be final.

“Change in Control” means the occurrence of any of the following:

(a)one person (or more than one person acting as a group) acquires ownership of capital unit that, together with the capital Unit held by the person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the Unit of the Company; provided that, a Change in Control will not occur if any person (or more than one person acting as a group) owns more than 50% of the total Fair Market Value or total voting power of the Unit and acquires additional Unit;

(b)one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before the acquisition;

(c)one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of the Company’s Unit possessing 30% or more of the total voting power of the Unit of the Company;

(d)a majority of the members of the Board are replaced during any 12-month period by Managers whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

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Notwithstanding the foregoing, a Change in Control will not occur unless the transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued under that Code.

“Class B Unit” means a Class B Membership Unit of the Company, or any other securities of the Company as may be designated by the Board from time to time in substitution for the Class B Membership Unit.

“Company” means Wiley Area Development LLC d/b/a Tasty Equity, a Ohio limited liability company, or any successor to its assets or business that becomes bound by all the terms and provisions of this Plan by agreement, operation of law, or otherwise.

“Consultant” means any individual or entity that performs bona fide services for the Company or an Affiliate, other than as an employee or Manager.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as a Consultant is not interrupted or terminated.  The Participant’s Continuous Service will not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as a Consultant or a change in the entity for which the Participant renders service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence will only be given effect to the extent consistent with Section 409A of the Code.  The Board or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence.

“Detrimental Activity” means any of the following: (a) unauthorized disclosure of any confidential or proprietary information of the Company or any of its Affiliates; (b) any activity that would be grounds to terminate the Participant’s service with the Company or any of its Affiliates for Cause; (c) the breach of any non-competition, non-solicitation, non-disparagement, or other agreement containing restrictive covenants, with the Company or any Affiliate; (d) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Board in its sole discretion; or (e) any other conduct or act determined to be materially injurious, detrimental, or prejudicial to any interest of the Company or any of its Affiliates, as determined by the Board in its sole discretion.

“Disability” means, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability will be determined under procedures established by the Board.  The Board may rely on any determination that a Participant is disabled for purposes of benefits under any long-term

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disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Effective Date” means May 25, 2019.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Class B Unit as determined as follows: (a) if the Class B Unit is listed on any established exchange or a national market system, including the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value will be the closing price of a Class B Unit (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on the exchange or system on the day of determination, as reported in the Wall Street Journal; (b) if the Units are not listed on an established stock exchange or national market system, but there is a public market for the Class B Units on the applicable date, the closing price of the Units as reported or quoted on the immediately preceding date; and (c) in the absence of an established or public market for the Class B Unit, the Fair Market Value will be determined in good faith by the Board after taking into consideration all factors that it deems appropriate, including Sections 409A and 422 of the Code, and that determination will be conclusive and binding on all persons.

“Fiscal Year” means the Company’s fiscal year.

“Good Reason” means, unless the applicable Award Agreement states otherwise:

(a)If a Consultant is a party to a service agreement with the Company or any of its Affiliates and the agreement provides for a definition of Good Reason, the definition contained in that agreement; or

(b)If no such agreement exists or if the agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status, or reporting structure; or (ii) a material reduction in the Participant’s bonus opportunity.

“Grant Date” means the date on which the Board adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in the resolution, then the date as is set forth in the resolution.

“Incentive Unit Option” means an Option that is designated by the Board as an incentive unit option within the meaning of Section 422 of the Code.

“Manager” means a member of the Board.

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“Non-Employee Manager” means a Manager who is a “non-employee Manager” within the meaning of Exchange Act Rule 16b-3.

“Non-qualified Unit Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Unit Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated under Section 16.

“Option” means a Non-qualified Unit Option granted pursuant to this Plan.

“Optionholder” means a person to whom an Option is granted pursuant to this Plan or, if applicable, any other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a Class B Unit may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Unit Appreciation Right, Restricted Unit, Restricted Unit Unit, or Performance Unit Award that is granted under Section 7.4 and is payable by delivery of Class B Unit or that is measured by reference to the value of Class B Unit.

“Participant” means an eligible person to whom an Award is granted pursuant to this Plan or, if applicable, any other person who holds an outstanding Award.  A Consultant becomes a Participant upon the person’s acknowledgement, execution, and delivery to the Company of an Award Agreement.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based on business criteria or other performance measures determined by the Board in its discretion.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Unit Award.

“Performance Unit” means the grant of a right to receive a number of actual Class B Units based upon the performance of the Company during a Performance Period, as determined by the Board.

“Performance Unit Award” means any Award granted pursuant to Section 7.3 of this Plan.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a

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tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Board in connection with a program established and approved by the Board pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Unit Option; and (c) all other transferees as may be permitted by the Board in its sole discretion.

“Plan” means this Wiley Area Development LLC d/b/a Tasty Equity 2019 Equity Incentive Plan, as originally adopted by the Company, and as amended, modified, restated, or supplemented from time to time in accordance with its terms.

“Related Rights” has the meaning set forth in Section 7.1(a).

“Restricted Award” means any Award granted pursuant to Section 7.2(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Restricted Unit” means Class B Unit, subject to certain specified restrictions (including a requirement that the Participant provide Continuous Service for a specified period of time) granted under Section 7 of this Plan.

“Restricted Unit Unit” means an unfunded and unsecured promise to deliver Class B Units, cash, other securities, or other property, subject to certain restrictions (including a requirement that the Participant provide Continuous Service for a specified period of time) granted under Section 7 of this Plan.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Unit” means the Class B Units of the Company.

“Unit Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or units equal to the number of units subject to the Unit Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a Class B Unit on the date the Award is exercised, over (b) the exercise price specified in the Unit Appreciation Right Award Agreement.

“Unit for Unit Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.6.

“Total Unit Reserve” has the meaning set forth in Section 4.1.

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2.Purpose; Eligibility.

2.1Name.  The name of this Plan is the Wiley Area Development LLC d/b/a Tasty Equity 2019 Equity Incentive Plan.

2.2Purposes.  The purposes of this Plan are to: (a) enable the Company and any Affiliate to attract and retain the types of Consultants who will contribute to the Company’s long-range success; (b) provide incentives that align the interests of Consultants with those of the Unitholders of the Company; and (c) promote the success of the Company’s business.

2.3Eligible Award Recipients.  The persons eligible to receive Awards are the Consultants of the Company and its Affiliates and any other individuals designated by the Board who are reasonably expected to become Consultants after the receipt of Awards.

2.4Available Awards.  Awards that may be granted under this Plan include: (a) Non-qualified Unit Options; (b) Unit Appreciation Rights; (c) Restricted Awards; (d) Performance Unit Awards; and (e) Other Equity-Based Awards.

3.Administration.

3.1Authority.  This Plan will be interpreted, administered, and operated by the Board, which will have complete authority in its sole discretion, subject to the express provisions of this Plan, to (a) construe, interpret, and apply this Plan and each of its provisions, (b) prescribe, amend, and rescind rules and regulations relating to this Plan, (c) authorize any person to execute, on behalf of the Company, any document required to carry out the purposes of this Plan, (d) select, subject to any limitations set forth in this Plan, those persons who constitute Participants, (e) interpret, administer, reconcile any inconsistency in, correct any defect in, or supply any omission in this Plan and any document or agreement relating to this Plan, and (f) exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of this Plan.  Additionally, subject to the terms of this Plan, the Board has authority to:

(a)determine when Awards are to be granted under this Plan and the applicable Grant Date;

(b)from time to time select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards will be granted;

(c)determine the number of Class B Units to be made subject to each Award;

(d)prescribe the terms and conditions of each Award, including the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to the grant;

(e)determine the target number of Performance Units to be granted pursuant to a Performance Unit Award, the performance measures that will be used to establish the Performance Goals, the Performance Periods, and the number of Performance Units earned by a Participant;

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(f)amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, the amendment will also be subject to the Participant’s consent;

(g)make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(h)interpret, administer, reconcile any inconsistency in, correct any defect in, and supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; and

(i)exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of this Plan.

The Board may delegate any of its duties under this Plan to a committee, or to any person or persons from time to time as it may designate.  All decisions, interpretations, and other actions of the Board (or the committee) will be final, conclusive, and binding on all parties who have an interest in this Plan or any Award.  The Board’s determinations under this Plan need not be uniform and all Board determinations may be made selectively among Participants.  Without limiting the generality of the foregoing, the Board may make non-uniform and selective determinations, amendments, and adjustments, and enter into non-uniform and selective Award Agreements.

Notwithstanding any provision of this Plan to the contrary, neither the adoption or establishment of this Plan, the eligibility of any person for an Award of, the grant of any Award to any other person, nor anything contained in this Plan or any Award Agreement will be deemed to (i) confer on any person any right to be granted an award (other than as expressly set forth in an Award Letter signed by both the person and the Company), or (ii) require any award to any Participant to be similar to any award that is made to another Participant, regardless of whether the Participants share similar qualities, are in similar positions, have similar responsibilities, or are otherwise similar in any respect. Nothing contained in this Plan creates or should be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.

3.2No Liability.  No member of the Board (or any person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) will be liable for any action, inaction, determination, or interpretation made by the Board with respect to this Plan or any Award.  All expenses and liabilities that members of the Board (or any person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) incur in connection with the administration of this Plan will be borne by the Company or its successor.  No members of the Board (or any person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) will be personally liable for any action, inaction, determination, or interpretation made in good faith with respect to this Plan or any Award, and the Company or its successor shall fully indemnify and hold harmless all members of the Board

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(and each person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) in respect of any such action, inaction, determination, or interpretation.

3.3Reliance on Advice.  The Board may employ attorneys, consultants, accountants, appraisers, brokers, and other persons in connection with this Plan.  The Board and the officers and employees of the Company may rely on the advice, opinions, or valuations of any of those persons.

3.4Delegation.  The Board may delegate administration of this Plan to a committee of one or more members of the Board, and the term “committee” will apply to any person or persons to whom that authority has been delegated.  The committee may delegate to a subcommittee any of the administrative powers the committee is authorized to exercise (and references in this Plan to the Board or the committee thereafter includes the committee or subcommittee), subject, however, to any resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board.  The Board may abolish the committee at any time and re-vest in the Board the administration of this Plan.  The Board will appoint the members of the committee, and the members of the committee will serve at the pleasure of the Board.  From time to time, the Board may increase or decrease the size of the committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution for, and fill vacancies, however caused, in the committee.  The committee will act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members.  The committee will maintain minutes of all of its meetings and copies of those minutes must be provided to the Board.  Subject to the limitations prescribed by this Plan and the Board, the committee may establish and follow any rules and regulations for the conduct of its business as it may determine to be advisable.

3.6Committee Composition.  Except as otherwise determined by the Board, at any time the Company has securities registered under the Exchange Act, the committee will consist solely of two or more Non-Employee Managers.  The Board will have discretion to determine whether it intends to comply with the exemption requirements of Exchange Act Rule 16b-3.  However, if the Board intends to satisfy those exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the committee must be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Managers.  Within the scope of that authority, the Board or the committee may delegate to a committee of one or more members of the Board who are not Non-Employee Managers the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.  Nothing in this Plan creates an inference that an Award is not validly granted under this Plan if Awards are granted under this Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Managers.

3.7Indemnification.  In addition to any other rights of indemnification as they may have as Managers or members of the committee, and to the extent allowed by applicable laws, the Company shall indemnify the committee members against the reasonable expenses, including attorney’s fees, actually incurred in connection with any suit, action, or proceeding or in connection with any appeal, to which the committee members may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted under this Plan, and against

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all amounts paid by the committee members in settlement (provided, however, that the settlement has been approved by the Company, which approval must not be unreasonably withheld) or paid by the committee members in satisfaction of a judgment in any suit, action, or proceeding, except in relation to matters as to which it is adjudged in the suit, action, or proceeding that the committee member did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such suit, action, or proceeding, the committee member must, in writing, offer the Company the opportunity at its own expense to handle and defend the suit, action, or proceeding.

4.Units Subject to this Plan.

4.1Number of Units.  Subject to adjustment in accordance with Section 11, no more than 100,000 Class B Units will be available for the grant of Awards under this Plan (the “Total Unit Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of Class B Units required to satisfy the Awards.

4.2Available Units.  Class B Units available for distribution under this Plan may consist, in whole or in part, of authorized and unissued units, treasury units, or units reacquired by the Company in any manner.

4.3Manager Limit.  The maximum number of Class B Units subject to Awards granted during a single Fiscal Year to any Manager, together with any cash fees paid to the Manager  during the Fiscal Year may not exceed a total value of $400,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

4.4Award Expiration.  Any Class B Units subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Class B Units to which the Award related will again be available for issuance under this Plan.  Notwithstanding anything to the contrary contained in this Plan, units subject to an Award under this Plan will not again be made available for issuance or delivery under this Plan if those units are (a) units tendered in payment of an Option, (b) units delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) units covered by a unit-settled Unit Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.5Substitute Awards.  Awards may, in the sole discretion of the Board, be granted under this Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”).  Substitute Awards will not be counted against the Total Unit Reserve.  Subject to applicable units exchange requirements, if any, available units under a unitholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or transaction) may be used for Awards under this Plan and will not count toward the Total Unit Limit.

5.Eligibility.

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Awards may be granted to Consultants and those individuals whom the Board determines are reasonably expected to become Consultants following the Grant Date.

6.Option Provisions.

Each Option granted under this Plan will be evidenced by an Award Agreement.  Each Option so granted will be subject to the conditions set forth in this Section 6, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.  The provisions of separate Options need not be identical, but each Option must include (through incorporation of provisions of this Plan by reference in the Option or otherwise) the substance of each of the following provisions:

6.1Term.  The term of a Non-qualified Unit Option granted under this Plan will be determined by the Board; provided, however, no Non-qualified Unit Option will be exercisable after the expiration of 10 years from the Grant Date.

6.2Exercise Price of a Non-qualified Unit Option.  The Option Exercise Price of each Non- qualified Unit Option must be not less than 100% of the Fair Market Value of the Class B Unit subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Unit Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if the Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.3Consideration.  The Option Exercise Price of Class B Unit acquired pursuant to an Option must be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Board, upon any terms as the Board may approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Class B Unit, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of units being acquired, or by means of attestation whereby the Participant identifies for delivery specific Class B Units that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of Class B Units equal to the difference between the number of units thereby purchased and the number of identified attestation Class B Units (a “Unit for Unit Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of Class B Units otherwise deliverable upon exercise of the Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Board.  Unless otherwise specifically provided in the Option, the exercise price of Class B Unit acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Class B Unit acquired, directly or indirectly from the Company, must be paid only by Class B Units that have been held for more than six months (or any longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

6.4Transferability of a Non-qualified Unit Option.  A Non-qualified Unit Option may, in the sole discretion of the Board, be transferable to a Permitted Transferee, upon written approval by the Board to the extent provided in the Award Agreement.  If the Non-qualified Unit Option does

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not provide for transferability, then the Non-qualified Unit Option will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Optionholder only by the Optionholder.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, will thereafter be entitled to exercise the Option.

6.5Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The Option may be subject to any other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  No Option may be exercised for a fraction of a Class B Unit.  The Board may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.6Termination of Continuous Service.  Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise the Option as of the date of termination) but only within the period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) will immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option will terminate.

6.7Extension of Termination Date.  An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of Class B Units would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option will terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1, or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of the registration or other securities law requirements.

6.8Disability of Optionholder.  Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise the Option as of the date of termination), but only within the period of time ending on the earlier of (a) the date 12 months following the termination or (b) the expiration of the term of the Option as set forth in the Award Agreement.  If, after termination, the Optionholder does not exercise his or her Option within the time specified in this Section 6.10 or in the Award Agreement, the Option will terminate.

6.9Death of Optionholder.  Unless otherwise provided in an Award Agreement, in the

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event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option will terminate.

6.10Detrimental Activity.  Unless otherwise provided in an Award Agreement, all outstanding Options (whether or not vested) granted to a Participant will immediately terminate and cease to be exercisable on the date on which the Optionholder engages in Detrimental Activity.

7.Provisions of Awards Other Than Options.

7.1Unit Appreciation Rights.

(a)General.  Each Unit Appreciation Right granted under this Plan will be evidenced by an Award Agreement.  Each Unit Appreciation Right so granted will be subject to the conditions set forth in this Section 7.1, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.  Unit Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under this Plan (“Related Rights”).

(b)Grant Requirements.  Any Related Right that relates to a Non-qualified Unit Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option.

(c)Term of Unit Appreciation Rights. The term of a Unit Appreciation Right granted under this Plan will be determined by the Board; provided, however, no Unit Appreciation Right will be exercisable later than the tenth anniversary of the Grant Date.

(d)Vesting of Unit Appreciation Rights.  Each Unit Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The Unit Appreciation Right may be subject to all other terms and conditions on the time or times when it may be exercised as the Board may deem appropriate.  The vesting provisions of individual Unit Appreciation Rights may vary.  No Unit Appreciation Right may be exercised for a fraction of a Class B Unit.  The Board may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any Unit Appreciation Right upon the occurrence of a specified event.

(e)Exercise and Payment.  Upon exercise of a Unit Appreciation Right, the holder will be entitled to receive from the Company an amount equal to the number of Class B Units subject to the Unit Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a Class B Unit on the date the Award is exercised, over (ii) the exercise price specified in the Unit Appreciation Right or related Option.  Payment with respect to the exercise of a Unit Appreciation Right will be made on the date of exercise.  Payment must be made in the form of Class B Units (with or without restrictions as to substantial risk of forfeiture and transferability, as

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determined by the Board in its sole discretion), cash, or a combination of cash and Class B Unit, as determined by the Board.

(f)Exercise Price.  The exercise price of a Free Standing Right will be determined by the Board, but must not be less than 100% of the Fair Market Value of one Class B Unit on the Grant Date of the Unit Appreciation Right.  A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction with the grant or in the alternative will have the same exercise price as the related Option, will be transferable only upon the same terms and conditions as the related Option, and will be exercisable only to the same extent as the related Option; provided, however, that a Unit Appreciation Right, by its terms, may be exercisable only when the Fair Market Value per Class B Unit subject to the Unit Appreciation Right and related Option exceeds the exercise price per unit of the Option and no Unit Appreciation Rights may be granted in tandem with an Option unless the Board determines that the requirements of Section 7.1(b) are satisfied.

(g)Reduction in the Underlying Option Units.  Upon any exercise of a Related Right, the number of Class B Units for which any related Option will be exercisable will be reduced by the number of units for which the Unit Appreciation Right has been exercised.  The number of Class B Units for which a Related Right is exercisable will be reduced upon any exercise of any related Option by the number of Class B Units for which the Option has been exercised.

7.2Restricted Awards.

(a)General.  A Restricted Award is an Award of actual Class B Units (“Restricted Unit”) or hypothetical Class B Unit units (“Restricted Unit Units”) having a value equal to the Fair Market Value of an identical number of Class B Units, which may, but need not, provide that the Restricted Award may not be sold, assigned, transferred, or otherwise disposed of, pledged, or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for the period (the “Restricted Period”) the Board determines. Each Restricted Award granted under this Plan must be evidenced by an Award Agreement.  Each Restricted Award so granted must be subject to the conditions set forth in this Section 7.2, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.

(b)Restricted Unit and Restricted Unit Units.

(i)Each Participant granted Restricted Unit must execute and deliver to the Company an Award Agreement with respect to the Restricted Unit setting forth the restrictions and other terms and conditions applicable to the Restricted Unit.  If the Board determines that the Company will hold the Restricted Unit or place the Restricted Unit in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Board may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Board, if applicable, and (B) the appropriate blank unit power with respect to the Restricted Unit covered by the agreement.  If a Participant fails to execute an agreement evidencing an Award of Restricted Unit and, if applicable, an escrow agreement and unit power, the Award will be null and void.  Subject to the restrictions set forth in the Award, the Participant generally will have the rights and privileges of a unitholder as to the Restricted Unit, including the right to vote the Restricted Unit (if the Restricted Unit has voting rights) and the right to receive dividends.

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(ii)The terms and conditions of a grant of Restricted Unit Units will be reflected in an Award Agreement.  No Class B Units will be issued at the time a Restricted Unit Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award.  A Participant will have no voting rights with respect to any Restricted Unit Units granted under this Plan.  The Board may also grant Restricted Unit Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Unit Units”).  At the discretion of the Board, each Restricted Unit Unit or Deferred Unit Unit (representing one Class B Unit) may be credited with an amount equal to the cash and unit dividends paid by the Company in respect of one Class B Unit (“Dividend Equivalents”). Dividend Equivalents will be paid currently (and in no case later than the end of the calendar year in which the dividend is paid to the holders of the Class B Unit or, if later, the 15th day of the third month following the date the dividend is paid to holders of the Class B Unit).

(c)Restrictions.

(i)Restricted Unit awarded to a Participant will be subject to the following restrictions until the expiration of the Restricted Period, and to all other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant will not be entitled to delivery of the unit certificate; (B) the units will be subject to the restrictions on transferability set forth in the Award Agreement; (C) the units will be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent the units are forfeited, the unit certificates will be returned to the Company, and all rights of the Participant to the units and as a unitholder with respect to the units will terminate without further obligation on the part of the Company.

(ii)Restricted Unit Units and Deferred Unit Units awarded to any Participant will be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during the period, to the extent provided in the applicable Award Agreement, and to the extent the Restricted Unit Units or Deferred Unit Units are forfeited, all rights of the Participant to the Restricted Unit Units or Deferred Unit Units will terminate without further obligation on the part of the Company and (B) all other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)The Board has the authority to remove any or all the restrictions on the Restricted Unit, Restricted Unit Units, and Deferred Unit Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Unit or Restricted Unit Units or Deferred Unit Units are granted, the action is appropriate.

(d)Restricted Period.  With respect to Restricted Awards, the Restricted Period will commence on the Grant Date and end at the time or times set forth on a schedule established by the Board in the applicable Award Agreement.  No Restricted Award may be granted or settled for a fraction of a Class B Unit.  The Board may, but is not required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

(e)Delivery of Restricted Unit and Settlement of Restricted Unit Units.  Upon the

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expiration of the Restricted Period with respect to any Restricted Units, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement will be of no further force or effect with respect to the units, except as set forth in the applicable Award Agreement.  If an escrow arrangement is used, upon the expiration, the Company will deliver to the Participant, or his or her beneficiary, without charge, the unit certificate evidencing the Restricted Unit that have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full unit).  Upon the expiration of the Restricted Period with respect to any outstanding Restricted Unit Units, or at the expiration of the deferral period with respect to any outstanding Deferred Unit Units, the Company will deliver to the Participant, or his or her beneficiary, without charge, one Class B Unit for each such outstanding vested Restricted Unit Unit or Deferred Unit Unit (“Vested Unit”); provided, however, that, if explicitly provided in the applicable Award Agreement, the Board may, in its sole discretion, elect to pay cash or part cash and part Class B Unit in lieu of delivering only Class B Units for Vested Units.  If a cash payment is made in lieu of delivering Class B Units, the amount of the payment will be equal to the Fair Market Value of the Class B Unit as of the date on which the Restricted Period lapsed in the case of Restricted Unit Units, or the delivery date in the case of Deferred Unit Units, with respect to each Vested Unit.

(f)Unit Restrictions.  Each certificate, if any, representing Restricted Unit awarded under this Plan will bear a legend in the form the Company deems appropriate.

7.3Performance Unit Awards.

(a)Grant of Performance Unit Awards.  Each Performance Unit Award granted under this Plan will be evidenced by an Award Agreement.  Each Performance Unit Award so granted will be subject to the conditions set forth in this Section 7.3, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.  The Board has the discretion to determine: (i) the number of Class B Units or unit-denominated units subject to a Performance Unit Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions, and restrictions of the Award.

(b)Earning Performance Unit Awards.  The number of Performance Units earned by a Participant will depend on the extent to which the performance goals established by the Board are attained within the applicable Performance Period, as determined by the Board.

7.4Other Equity-Based Awards.  The Board may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in amounts and subject to all conditions as the Board may determine in its sole discretion.  Each Equity-Based Award will be evidenced by an Award Agreement and will be subject to all conditions, not inconsistent with this Plan, as may be reflected in the applicable Award Agreement.

8.Securities Law Compliance.

Each Award Agreement will provide that no Class B Units will be purchased or sold pursuant to this Plan and the Award Agreement unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the

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Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in the form and containing all provisions as the Board may require.  The Company will use reasonable efforts to seek to obtain from each regulatory agency or commission having jurisdiction over this Plan any authority as may be required to grant Awards and to issue and sell Class B Units upon exercise of the Awards; provided, however, that this undertaking does not require the Company to register under the Securities Act this Plan, any Award, or any Class B Unit issued or issuable pursuant to any an Award.  If, after reasonable efforts, the Company is unable to obtain from any applicable regulatory agency or commission the authority that counsel for the Company deems necessary for the lawful issuance and sale of Class B Unit under this Plan, the Company will be relieved from any liability for failure to issue and sell Class B Unit upon exercise of the Awards unless and until that authority is obtained.

9.Use of Proceeds from Unit.

Proceeds from the sale of Class B Unit pursuant to Awards, or upon exercise of an Award, will constitute general funds of the Company.

10.Miscellaneous.

10.1Acceleration of Exercisability and Vesting.  The Board has the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part of an Award will vest in accordance with this Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10.2Unitholder Rights.  Except as provided in this Plan or an Award Agreement, no Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Class B Units subject to an Award unless and until the Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is before the date the Class B Unit certificate is issued, except as provided in Section 11.

10.3No Service Rights.  Nothing in this Plan or any instrument executed or Award granted pursuant to this Plan confers upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted.

10.4Withholding Obligations. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company is authorized to withhold from any amounts payable to any Participant with respect to an Award, and to pay over to any governmental authority, any amounts required to be withheld pursuant to the Code or any provisions of any other local, state, federal, or foreign law. Any amounts withheld pursuant to this Section 10.5 will be treated as paid to the Participant for all purposes relating to this Plan.

11.Adjustments Upon Changes in Unit.

In the event of changes in the outstanding Class B Unit or in the capital structure of the

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Company by reason of any unit split, unit dividend, reverse unit split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under this Plan and any Award Agreements, the exercise price of Options and Unit Appreciation Rights, the Performance Goals to which Performance Unit Awards are subject, the maximum number of Class B Units subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price, or kind of a Class B Unit or other consideration subject to those Awards to the extent necessary to preserve the economic intent of the Award.  Any adjustments made under this Section 11 will be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company will give each Participant notice of an adjustment under this Section 11 and, upon notice, the adjustment will be conclusive and binding for all purposes.

12.Effect of Change in Control.

12.1Unless otherwise provided in an Award Agreement, notwithstanding any provision of this Plan to the contrary:

(a)Options/SARs/Restricted Unit.  In the event of a Participant’s termination of Continuous Service by the Company or any Affiliate without Cause or by the Participant for Good Reason during the 12-month period following a Change in Control, notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, all outstanding Options and Unit Appreciation Rights granted to the Participant will become immediately exercisable with respect to 100% of the units subject to the Options or Unit Appreciation Rights, and the Restricted Period will expire immediately with respect to 100% of the outstanding Restricted Units or Restricted Unit Units as of the date of the Participant’s termination of Continuous Service.

(b)Performance Unit Awards.  With respect to Performance Unit Awards, in the event of a Participant’s termination of Continuous Service by the Company or any Affiliate without Cause or by the Participant for Good Reason, in either case, within 12 months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

To the extent practicable, any actions taken by the Board under the immediately preceding clauses (a) and (b) will occur in a manner and at a time that allows affected Participants the ability to participate in the Change in Control with respect to the Class B Units subject to their Awards.

12.2In addition, in the event of a Change in Control, the Board may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders of those Awards, in cash or units, or any combination thereof, the value of those Awards based upon the price per Class B Unit received or to be received by other unitholders of the Company in the event. In the case of any Option or Unit Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Unit Appreciation Right) that equals or exceeds the price paid for a Class B Unit in connection with the Change in Control, the Board may cancel the Option or

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Unit Appreciation Right without the payment of consideration.

12.3The obligations of the Company under this Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13.Amendment of Plan and Awards.

13.1Amendment and Termination of Plan.  The Board may, at any time and from time to time, in its discretion, alter, amend, modify, suspend, or terminate this Plan or any portion of it without prior notice to or the consent of a Participant; provided, however, that no such amendment, modification, suspension, or termination will, without the consent of a Participant, adversely affect the Participant’s rights with respect to an Award granted to him or her before the Board action, and provided, further, that, no payment of benefits will occur upon termination of this Plan unless the requirements of Section 409A of the Code have been met.  However, except as provided in Section 11 relating to adjustments upon changes in Class B Unit, no amendment will be effective unless approved by the unitholders of the Company to the extent unitholder approval is necessary to satisfy applicable law.  No Awards may be granted under this Plan while this Plan is suspended or after it is terminated.

For avoidance of doubt, the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to the nonqualified deferred compensation provisions of Section 409A of the Code and to bring this Plan and Awards granted under it into compliance with those provisions.

13.2Unitholder Approval.  At the time of an amendment, the Board will determine, upon advice from counsel, whether any amendment to this Plan will be contingent on unitholder approval.

13.3Amendment of Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Board may not effect any amendment that would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.General Provisions.

14.1Forfeiture Events.  The Board may specify in an Award Agreement that the Participant’s rights, and payments with respect to an Award are subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award.  Those events may include breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

14.2Clawback.  Notwithstanding anything to the contrary in this Plan, the Board may, in

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its sole discretion, provide in an Award Agreement or otherwise that the Board may cancel an Award if the Participant has engaged in or engages in any Detrimental Activity.  The Board may, in its sole discretion, also provide in an Award Agreement or otherwise that (a) if the Participant has engaged in or engages in Detrimental Activity, the Participant will forfeit any gain realized on the vesting, exercise, or settlement of any Award, and must repay the gain to the Company, and (b) if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including by reason of a financial restatement, mistake in calculations, or other administrative error), then the Participant will be required to repay the excess amount to the Company.  Without limiting the foregoing, all Awards will be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable laws.

14.3Other Compensation Arrangements.  Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to unitholder approval if that approval is required; and those arrangements may be either generally applicable or applicable only in specific cases.

14.4Sub-Plans.  The Board may from time to time establish sub-plans under this Plan for purposes of satisfying tax, securities, or other laws of various jurisdictions in which the Company intends to grant Awards.  Any sub-plans must contain any limitations and other terms and conditions as the Board determines are necessary or desirable.  All sub-plans will be deemed a part of this Plan, but each sub-plan will apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5Deferral of Awards.  The Board may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that, absent the election, would entitle the Participant to payment or receipt of Class B Units or other consideration under an Award.  The Board may establish the election procedures, the timing of those elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, units or other consideration so deferred, and those other terms, conditions, rules, and procedures that the Board deems advisable for the administration of the deferral program.

14.6Unfunded Plan.  This Plan will be unfunded. Neither the Board nor the Company is required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Plan.

14.7Recapitalizations.  Each Award Agreement must contain provisions required to reflect the provisions of Section 11.

14.8Delivery.  Upon exercise of a right granted under this Plan, the Company shall issue Class B Unit or pay any amounts due within a reasonable period of time thereafter.  Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days will be considered a reasonable period of time.

14.9No Fractional Units.  No fractional Class B Units will be issued or delivered pursuant to this Plan.  The Board will determine whether cash, additional Awards, or other securities or

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property will be issued or paid in lieu of fractional Class B Units or whether any fractional units should be rounded, forfeited, or otherwise eliminated.

14.10Other Provisions.  The Award Agreements authorized under this Plan may contain all other provisions not inconsistent with this Plan, including restrictions upon the exercise of Awards, as the Board may deem advisable.

14.11Section 409A.  To the extent applicable, the Company intends that this Plan comply with the requirements of Section 409A of the Code and will be applied, operated, and interpreted consistent and in accordance with that intent.  All payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless required otherwise by applicable law.  Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s termination of Continuous Service will instead be paid on the first payroll date of the Company’s payroll for its employees after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier).  Notwithstanding the foregoing, (a) neither the Company nor the Board makes any representation that this Plan complies with Section 409A of the Code, (b) neither the Company nor the Board will have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code, and (c) neither the Company nor the Board will have any liability to any Participant, any other person, or otherwise if this Plan or any grant, vesting, or payment of any Award are subject to the additional tax and penalties under Section 409A of the Code.  Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A of the Code.

14.12Section 16.  At any time that the Company has any class of securities registered under the Exchange Act, it is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3, as promulgated under Section 16 of the Exchange Act, so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act.  Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 14.13, that provision to the extent possible will be interpreted and deemed amended so as to avoid the conflict.

14.13Beneficiary Designation.  Each Participant under this Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in this Plan in the event of the Participant’s death.  Each designation will revoke all prior designations by the same Participant, will be in a form reasonably prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary will be deemed to be the Participant’s estate.

14.14Expenses.  The Company shall pay the costs of administering this Plan.

14.15Severability.  If a provision of this Plan or any Award Agreement (or the application

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of it) is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Plan or the Award Agreement and will not affect the validity or interpretation of the other provisions of this Plan or the Award Agreement or the application of that provision to a person or circumstance to which it is valid and enforceable.

14.16Entire Plan; References.  This Plan, together with each Award Agreement, contains the entire understanding of the Company and each particular Participant relating to the grant of any Award to the Participant, and supersedes any prior or contemporaneous agreement, representation, or understanding, oral or written, between the Company and any Participant with respect to the grant of any Award to the Participant.  Unless otherwise expressly stated, a reference in this Plan to a section is to a section of this Plan.

14.17Governing Law; Venue.  This Plan will be governed by and construed in accordance with the laws of the State of Ohio and the federal laws of the United States of America, without regard to principles of conflicts of laws.  The Company and each Participant (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Montgomery County, Ohio, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Plan or any Award Agreement is the Montgomery County, Ohio, for a state court proceeding, or the United States District Court for the Southern District of Ohio, for a federal district court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that the courts named above, are an improper or inconvenient venue.

14.18Jury Trial Waiver.  EACH PARTICIPANT AND THE COMPANY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN THEM THAT ARISES AT ANY TIME OUT OF THIS PLAN OR ANY AWARD AGREEMENT, WHETHER AT LAW OR IN EQUITY, WHETHER BASED ON A CLAIM OR COUNTERCLAIM ARISING BEFORE OR AFTER THE EFFECTIVE DATE OF THIS PLAN, REGARDLESS OF THE NATURE OF THE CLAIM OR COUNTERCLAIM, AND INCLUDING CLAIMS UNDER TORT, CONTRACT, AND CORPORATE, LAWS.  ANY COURT PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT A JURY.

14.19Notices.  All communications relating to matters arising under this Plan must be in writing and will be deemed to have been duly given when hand delivered or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to Wiley Area Development LLC d/b/a Tasty Equity, 572 Breckenridge Way, Beavercreek, OH 45430, Attn: Chris Wiley, President, or to such other address as a person may have furnished to the other in writing in accordance with this Section, except that notice of a change of address will be effective only upon actual receipt.  A validly given and delivered communication with respect to this Plan will be effective and “received” for purposes of this Plan on the earlier of (a) the day when it is actually received, if it is delivered personally or by commercial courier, or (b) the fifth day after it is postmarked by the United States Postal Service, if it is delivered by first class, postage prepaid, United States certified mail.

14.20Recurring Words; Interpretation.  As used in this Agreement, (a) the words “include” and “including” are always without limitation, (b) the word “days” refers to calendar days, including

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Saturdays, Sundays, and holidays, (c) words in the singular number include words in the plural number and vice versa, (d) the word “law” includes a code, rule, statute, ordinance, or regulation and the common law arising from final, non-appealable decisions of state and federal courts in the United States of America, (e) the term “governmental authority” includes a government, a public body or authority, and any domestic governmental body, unit, agency, authority, department, or subdivision, whether local, state, regional, or national, (f) “beneficiary” means any person designated in accordance with Section 14.13 that is entitled to receive benefits, if any, under this Plan that are payable upon or after a Participant’s death pursuant to the terms of this Plan, and (g) the word “person” includes, in addition to a natural person, a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a governmental authority. No rule of strict construction will be applied against the Company, the Board, or any other person in the interpretation of any of the terms of this Plan, any Award Agreement, or any rule or procedure established by the Board.  The titles, captions, and headings preceding the text of the sections of this Plan have been inserted solely for convenient reference and neither constitute a part of this Plan nor affect its meaning, interpretation, or effect.

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14.21 Effective Date of Plan. This Plan will become effective as of the Effective Date, but no Award may be exercised (or, in the case of a unit Award, may be granted) unless and until this Plan has been approved by the unitholders of the Company, which approval must be within 12 months before or after the date this Plan is adopted by the Board.

14.22 Successors; Non-Transferability. The Company shall require any successor (whether direct or indirect, by merger, purchase, consolidation, or otherwise) to all or substantially all the assets or business of the Company to expressly assume in writing this Plan and all obligations of the Company under this Plan in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place. No right or interest of any Participant under this Plan is assignable or transferable, in whole or in part, either directly, by operation of law, or otherwise, including by levy, pledge, execution, attachment, or in any manner, except by will, beneficiary, or the laws of descent and distribution. Any attempt by a Participant to sell, assign, pledge, encumber, or transfer an Award or any benefit orright under this Plan or any Award Agreement in contravention of this Section will be ineffective and will render the Award, benefit, or right null and void.

14.23 No Right to Continued Association. Nothing contained in this Plan or any Award Agreement (a) confers on any Participant any right to continue as a Consultant to the Company or any of its Affiliates, (b) constitutes any contract or agreement of employment or consultancy, (c) interferes in any way with the right of the Company or any Affiliate to terminate a Participant's relationship with the Company or the Affiliate at any time, with or without Cause, or (d) affect in any way a Participant's rights under any other agreement with the Company or any of its Affiliates, including any consulting agreement. By accepting any Award under this Plan, a Participant acknowledges that this Plan is an extraordinary benefit and not part of normal or expected compensation for any purpose.

14.24 Acknowledgements and Disclaimers. Participants and their heirs, beneficiaries, successors, and assigns have no legal or equitable claims, rights, or interests in any assets or property of the Company. Amounts payable under this Plan are not and will not be transferred into a trust or otherwise set aside, and the Company has no obligation to set aside, segregate, establish reserves, or otherwise fund before payment, any amounts for purposes of funding any Award. For purposes of the payment of benefits under this Plan, any and all of the Company's assets will be, and will remain, the general, unpledged unrestricted assets of the Company. To the extent the Company has any payment obligations under this Plan, the Company's obligations under this Plan will be merely that of a simple unfunded and unsecured promise to pay money or provide other property in the future. To the extent that any person acquires a right to receive payment from the Company under this Plan, that right will be no greater than the right of any unsecured general creditor of the Company.

14.25 Execution. To record the adoption of this Plan, the Company has caused its authorized officer to execute this Plan.

WILEY AREA DEVELOPMENT LLC D/B/A TASTY EQUITY

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By: Byron C. (Chris) Wiley, President

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By: Pete A. Wiley, Treasurer

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